EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Birchtech Corp. (“we,” “our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share (the “common stock”).

The following descriptions of our capital stock are summaries of the material terms of our Certificate of Incorporation and Bylaws. These descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, our Certificate of Incorporation, as amended, and our Bylaws, copies of which have been filed or incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

General

We are authorized to issue 150,000,000 shares of common stock and 2,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”).

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights, or redemption or sinking fund provisions.

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding convertible preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid, and non-assessable.

Preferred Stock

Our Board of Directors is authorized, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of our Company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws contain provisions that could have an anti-takeover effect, including provisions that provide the following:

•	the ability of our Board of Directors to determine the rights, preferences and privileges of our preferred stock and to issue the preferred stock without stockholder approval;

•	advance notice requirements for election to our Board of Directors and for proposing matters that can be acted upon at stockholder meetings;

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•	vacancies on our Board of Directors may be filled by a majority of directors then in office, although less than a quorum;

•	authority granted to our Board of Directors to increase or decrease the size of our Board of Directors;

•	authorization for our Board of Directors, by majority vote, to amend the Bylaws; and

•	under the DGCL, stockholders are not entitled to cumulative voting in the election of directors unless specifically provided for; our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

Filling Board Vacancies

Our Certificate of Incorporation provides that any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our Board of Directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitation on treatment of director vacancies has the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

No Written Consent of Stockholders

Our Certificate of Incorporation provides that stockholder actions must be taken by a vote of the stockholders at an annual or special meeting, meaning stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our Bylaws provide that a special meeting may be called only by our Chairman, if any, the Chief Executive Officer, the President or any Vice President, the Secretary or by our Board of Directors, and shall be called by any of the foregoing at the request in writing of stockholders owning in the aggregate not less than 25% of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 45 days nor more than 120 days prior to the date on which we filed our definitive proxy materials (regardless of whether or not thereafter revised or supplemented) with the SEC for the prior year’s annual meeting of stockholders. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Bylaws

Our Bylaws may be amended by, at either an annual or special meeting, the affirmative vote of a majority of the stock entitled to vote at such meeting. Our Bylaws may also be amended by unanimous written consent or at any annual or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that our Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, term of office or compensation of directors.

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Undesignated Preferred Stock

Our Certificate of Incorporation provides for 2,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in the best interests of our stockholders, our Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our Board of Directors has broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

NYSE American Listing

Our common stock is presently traded on the Toronto Stock Exchange (“TSX”) under the symbol “BCHT”, and began trading on the New York Stock Exchange American Exchange (the “NYSE American”) under the symbol “BCHT” on February 26, 2026.  Prior thereto, our common stock was quoted on the OTCQB market tier operated by OTC Markets Group Inc. (“OTCQB”).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214. The co-transfer agent and registrar for our common stock in Canada is TSX Trust Company at its offices in Toronto, Ontario, Canada.

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